Exhibit 99.1

Sohu.com’s Majority-Owned Subsidiary Changyou.com

Announces Special Cash Dividend of US$9.40 per ADS

BEIJING, April 5, 2018 –Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, video, search and gaming business group, today reported that on April 5, 2018, Changyou.com Limited (NASDAQ: CYOU), Sohu’s majority-owned online game subsidiary, announced that Changyou’s board of directors has declared a special cash dividend of US$4.70 per Class A ordinary or Class B ordinary share, or US$9.40 per American depositary share (“ADS”), each of which represents two Class A ordinary shares. The aggregate amount of the special cash dividend will be approximately US$500 million.

Record holders of Changyou’s ordinary shares at the close of business U.S. Eastern Time on April 20, 2018 (the “Record Date”) will be entitled to receive the special cash dividend. Changyou expects The Bank of New York Mellon, the depositary bank for Changyou’s ADS program, to distribute dividends to holders of ADSs as of the Record Date on or about April 26, 2018.

The amount of the dividend payable to Sohu is expected to be approximately $340 million. Sohu does not expect to pay any of such dividend to its stockholders, as the proceeds will be used to support Sohu’s operations.

In order to facilitate the distribution of this special dividend, Changyou has revised its policy for its PRC subsidiaries with respect to their distribution of cash dividends. Under the revised policy, all PRC subsidiaries in the Changyou Group will be able to distribute their cumulative available and undistributed earnings to their direct overseas parent companies in the Changyou Group. The change will result in Changyou’s accrual of additional withholding income taxes of approximately $47 million for the period before December 31, 2017. As the parent company of Changyou, Sohu will also recognize incremental tax expenses in its financial statements for the quarter ended March 31, 2018.

For more information about the special Changyou dividend, please refer to Changyou’s separate announcement.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of Web properties and community based/Web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; the interactive search engine www.sogou.com; the developer and operator of online games www.changyou.com/en/ and the leading online video Website tv.sohu.com.

Sohu’s corporate services consist of online brand advertising on Sohu’s matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information services on mobile platforms, including Sohu News App and the mobile news portal m.sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) develops and operates a diverse portfolio of PC and mobile games, such as Tian Long Ba Bu (“TLBB”), one of the most popular PC games in China. Changyou also owns and operates the 17173.com Website, a leading game information portal in China. Sohu’s online search subsidiary Sogou (NYSE: SOGO) has grown to become the second largest search engine by mobile queries in China. It also owns and operates Sogou Input Method, the largest Chinese language input software. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its twenty-second year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan

Sohu.com Inc.

Tel: +86 (10) 6272-6593

E-mail: ir@contact.sohu.com

In the United States:

Ms. Linda Bergkamp

Christensen

Tel: +1 (480) 614-3004

E-mail: lbergkamp@christensenir.com

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